Form 15                                                              Page 1 of 2
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                                                     ---------------------------
                          UNITED STATES                     OMB APPROVAL
                SECURITIES AND EXCHANGE COMMISSION   ---------------------------
                      WASHINGTON, D.C. 20549         OMB Number: 3235-0167
                                                     ---------------------------
                             FORM 15                 Expires: October 31, 2004
                                                     ---------------------------
                                                     Estimated average burden
                                                     hours per response.....1.50
                                                     ---------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                            Commission File Number 811-05797
                                                                   ---------

                              North American Funds
    ------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               286 Congress Street, Boston, MA 02210 617-210-4520
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Science & Technology Fund              Small Cap Growth Fund              Stock Index Fund
-------------------------              ---------------------              ----------------
Class A                                Class A                            Class A
Class B                                Class B                            Class B
Class C                                Class C                            Class C
Class I                                Class I


Core Bond Fund                         High Yield Bond Fund               Strategic Income Fund
--------------                         --------------------               ---------------------
Class A                                Class A                            Class A
Class B                                Class B                            Class B
Class C                                Class C                            Class C
Class I                                Class I                            Class I
Class II                               Class II

Agressive Growth Lifestyle Fund        Moderate Growth Lifestyle Fund     Mid Cap Growth Fund
-------------------------------        ------------------------------     -------------------
Class A                                Class A                            Class A
Class B                                Class B                            Class B
Class C                                Class C                            Class C
Class I                                Class I                            Class I

Conservative Growth Lifestyle Fund     Growth and Income Fund             Large Cap Growth Fund
----------------------------------     ----------------------             ---------------------
Class A                                Class A                            Class A
Class B                                Class B                            Class B
Class C                                Class C                            Class C
Class I                                Class I                            Class I

Mid Cap Value Fund                     Global Equity Fund                 Inernational Equity Fund
------------------                     ------------------                 ------------------------
Class A                                Class A                            Class A
Class B                                Class B                            Class B
Class C                                Class C                            Class C
Class I                                                                   Class I

International Small Cap Fund           Balanced Fund                      Municipal Bond Fund
----------------------------           -------------                      -------------------
Class A                                Class A                            Class A
Class B                                Class B                            Class B
Class C                                Class C                            Class C
                                       Class I

U.S. Government Securities Fund        Money Market Fund                  Municipal Money Market Fund
-------------------------------        -----------------                  ---------------------------
Class A                                Class A                            Class A
Class B                                Class B                            Class B
Class C                                Class C                            Class C
                                       Class I
    ------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
    ------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(i)  [X]
      Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
      Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6 --------  [ ]

Approximate number of holders of record as of the certification or notice date: 0
               -------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 The North American Funds has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 16, 2002          BY: /s/ Robert M. Zakem
     -----------------             ---------------------------------------------
                                   Senior Vice President and General Counsel of
                                   SunAmerica Asset Management Corp.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.






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Last update: 11/01/01